EXHIBIT 10.6
GROUP MEDICAL

REINSURANCE AGREEMENT

(hereinafter referred to as the "Agreement")

Made and entered into by

UNIFIED LIFE INSURANCE COMPANY

Dallas, Texas

(hereinafter referred to as the "Company")

and

US ALLIANCE LIFE AND SECURITY COMPANY

Topeka, Kansas

(hereinafter referred to as the "Reinsurer")

EFFECTIVE DATE: January 1, 2013

ARTICLE I-PARTIES TO AGREEMENT

This Agreement is solely between the Company and the Reinsurer and the performance of obligations of each party under this Agreement shall be rendered solely to the other party. In no instances shall anyone other than the Company or the Reinsures have any rights under this Agreement.

This Agreement shall he binding upon the parties, their heirs, and successors, if any.

ARTICLE H- BASIS OF REINSURANCE

On and after the effective date of this Agreement, the Company shall cede and the Reinsurer shall accept as reinsurance from the Company, the quota share percentage of the Company's gross liability as stated in Schedule A, under any and all policies, certificates, binders, contracts or agreements of insurance, hereinafter referred to as "Policy(ies)", for issued or renewed business as identified in the attached Schedule A.

Unified Life Insurance Company will be responsible for underwriting and administering the business covered by this Agreement. The Company may delegate any and all duties of underwriting and/or administration as it sees fit, without consulting or getting the approval of the Reinsurer.

The Reinsurer has agreed to all Policy forms, underwriting guidelines and rates as respects to all Policies reinsured hereunder.

The liability of the Reinsurer shall begin simultaneously with that of the Company as stated in the commencement and Termination Article.

ARTICLE III- EXCLUSIONS

This Agreement does not apply to and specifically excludes:

1. Exclusions in the Policy form(s), copies of which will be on file with Reinsurer.

ARTICLE IV- COMMENCEMENT AND TERMINATION

The Effective Date of this Agreement shall be 12:01 am "Local" Standard Time on January I , 2013 with respect to Losses on Policies and risks attaching as stated in Schedule A. This Agreement shall be unlimited as to duration.

The first Agreement Year shall be defined as January I, 2013, to December 31, 2013, both days inclusive. Subsequent Agreement Years shall be defined as January 1 to December 31, both days inclusive.

This Agreement may be unilaterally terminated midnight, December 31, 2013, or any midnight December 31, thereafter by either party giving the other at least one hundred Twenty (120) days prior written notice. During any such period of notice, the Reinsurer will remain bound by the terms of this Agreement.

Unless otherwise mutually agreed, the Reinsurer shall remain liable for all Losses under all Policies in force at termination of this Agreement, including those written or renewed by the Company after receipt of notice of cancellation but prior to termination, and shall remain liable until the next annual anniversary, natural expiration or cancellation of each Policy, whichever occurs first on or after the date of termination.

Notwithstanding other provisions of this Agreement, in the event the Policies are written in a jurisdiction where cancellation, renewal, or nonrenewal is regulated by the insurance authorities, and the Company is bound to continue coverage by such regulations and statutes of said jurisdiction or by a judicial decision, the Reinsurer will remain liable on any such Policies in force.

Without in any way limiting any right or remedy either party may have, upon sixty (60) days prior writer notice at any time, either party may terminate this Agreement for any breach of the terms or conditions of this Agreement. However, termination shall not occur and notice will be withdrawn if, within the notice period the breach has been cured to the complete satisfaction of the party giving such notice as indicated in a subsequent writing by the party giving such notice.

Every notice of termination shall be given by the party requesting cancellation via certified letter or nationally recognized overnight delivery service addressed to the other party to this Agreement pursuant to the Notices Article.

ARTICLE V-SPECIAL TERMINATION

Notwithstanding anything to the contrary in this Agreement, the Company may terminate this Agreement at any time by giving the Reinsurer ten (10) days prior written notice in the event the Reinsurer has:

1.	ceased underwriting operations; or

2.	been ordered by a state insurance department or a court of competent jurisdiction to cease writing business or is being placed under regulatory supervision; or

3.
become insolvent or has been placed into liquidation or receivership (whether voluntary or involuntary) by a court of competent jurisdiction, or, pursuant to law, there has been instituted against them proceedings for the appointment of a receiver, liquidator, rehabilitator, conservator, or trustee in bankruptcy, or other agent known by whatever name, to take possession of its assets or control of its operations; or

4.	over any period the RBC Ratio drops below 300% where the RBC Ratio is the ratio of(1) the Authorized Control Level Risk-Based Capital as calculated in the Five Year

Historical Data of National Association of Insurance Commissioners' Annual Statement Blank to (2) the Total Adjusted Capital as calculated in the Five Year Historical Data of the National Association of Insurance Commissioners' Annual Statement Blank; or

5.	been acquired or merged with another entity or individual(s) not controlling the Reinsurer's operation at the inception of this Agreement; or

6.	reinsures its entire liability under this Agreement without the Company's prior written consent.

The Company shall not reinsure any portion of its retained share unless written permission is granted by the Reinsurer.

The liability of the Reinsurer for all Policies in force at the termination date hereunder shall continue as provided in the Commencement and Termination Article of this Agreement.

ARTICLE VI-DURATION OF REINSURANCE

If any Policy issued by the Company and covered by this Agreement is terminated, the reinsurance shall also be terminated with respect to such Policy, subject. however, the Reinsurer shall share in its quota share percentage of the Company's gross liability for all Losses incurred prior to termination.

Loss(es) shall include, but not be limited to, Claims, Loss Adjustment Expenses, and Extra Contractual Obligations.

ARTICLE VII- REPORTING, ACCOUNTING & PAYMENTS

The Company shall render to Reinsurer no later than thirty (30) days after the end of each month, a report or reports showing, at least, the following information for Policies, and the quota share percentage of the net amount due to or from the Reinsurer:

1.	The month being reported;

2.	Reinsurer's quota share percentage of Gross Premiums for the month by Policy;

3.	Less Reinsurer's quota share percentage of Losses paid during the month by Policy;

4.	Less the Company Fee as defined in attached Schedule A;

5.	Less any funds withheld, which are equal to the current statutory reserves;

6.	Less Reinsurer's quota share percentage of Ceding Allowance by Policy pursuant to Schedule A.

Any net amounts due to the Reinsurer shall be deposited by the Company in the Claims and Reserve Account. Any amounts clue to the Company from the Reinsurer shall be submitted within five (5) business clays following receipt and verification of the reports.

Gross Premium as used in this Agreement for all Policies shall be defined as the gross premium collected by the Company, less any return premiums and cancellations.

ARTICLE VIII- CLAIMS AND RESERVE ACCOUNT & CASH CALL

The Reinsurer agrees to allow a Claims and Reserve Account to be established and held by the Company for all Agreement Years combined, for its use in paying Losses and holding reserves for the Reinsurer for Policies subject to this Agreement. The Claims and Reserve Account shall be maintained, as specified below, by reducing or increasing the balance due as shown on the monthly reports.

The Reinsurer shall allow the Company to deduct from the first and subsequent monthly reports up to 100% of the net cash flow due to the Reinsurer (i.e. ceded Gross Premium, less Ceding Allowances and Company Fee, less paid Losses), up to a cumulative total of an amount equal to current ceded Reserve which is calculated by the Company at the end of each quarter. Reserve includes Claims reserve, Policy reserve, Deficiency reserve, and Loss Adjustment Expenses reserve, incurred but not reported loss reserve and Extra Contractual Obligations reserve. The Company can reassess the minimum required level of the Claims and Reserve Account.

At the end of each month, if the current estimated annual Reserve exceeds the balance in the Claims and Reserve Account, the Reinsurer will pay the Company the difference to be added to the Claims and Reserve Account or issue an acceptable Letter of Credit to the Company. Remittance to the Company will be made within five (5) business days from Reinsurer's receipt of written notice by the Company of such deficiency.

On February I, of each Agreement Year, if the current Reserve is less than the balance in the Claims and Reserve Account, the Company will pay the Reinsurer the difference, within five (5) business days from the Company's receipt of written notice from the Reinsurer and approval of such calculation.

The interest earned on the Claims and Reserve Account will be the allocated proportionately to each Party based on the quota share percentage in Schedule A.

The Parties acknowledge and agree that the amounts in the Claims and Reserve Account are vested in the Reinsurer and Company according to their quota share percentage in Schedule A and any balance in the Claims and Reserve Account shall be returned to the Parties within Twenty-Four (24) months after the Agreement terminates.

In the event the Claims and Reserve Account [if any] has a negative balance, is below the required amount specified in this Article or is depleted in any one month the Company may make an immediate cash call upon the Reinsurer. The Reinsurer agrees to make payment to the Company within (5) business days after the Reinsurer's receipt of the cash call, or by month end, whichever is sooner.

The Company may also make an immediate cash call upon the Reinsurer in the event the Company is presented with any single claim in excess of the then current balance of the Claims and Reserve Account, regardless of when the claim is presented to the Company. The Reinsurer agrees to make payment to the Company within seven (7) business days after the Reinsurer's receipt of the cash call.

ARTICLE V IX-CEDING ALLOWANCE AND COMPANY FEE

The Reinsurer shall allow a maximum Ceding Allowance and Company Fee as stated in the attached Schedule A.

The Company shall be entitled to deduct the Ceding Allowance and Company Fee from amounts due to Reinsurer.

Reinsurer and the Company shall share in all actual assessments charged by any state in proportion to each party's liability under this Agreement in addition to the stated Ceding Allowance in the attached Schedule A.

ARTICLE X-CURRENCY

All transactions under this Agreement shall be in United States dollars.

ARTICLE XI-CLAIM SETTLEMENTS

All Claims adjudicated and paid by the Company, provided they are in good faith and within the terms of this Agreement and within the terms and conditions of the Company's original Policies involved, shall be binding upon the Reinsurer who agrees to pay all amounts for which they may be liable promptly upon receipt of evidence furnished by the Company for the amount due or to be due. The Company is authorized to offset the Reinsurer's quota share percentage of Gross Premium less Ceding Allowances and Company Fee.

Claims shall mean the sum or sums (not including Loss Adjustment Expenses) paid or payable by the Company under the terms of the Policies reinsured hereunder. alter deduction of all recoveries.

The Reinsurer shall also be liable for its quota share percentage of Loss Adjustment Expenses incurred by the Company under Policies subject hereto. which are in addition to the maximum benefits as stated in the Policies. "Loss Adjustment Expenses" shall mean expenses which have been paid by the Company to assist in the management and mitigation of Claims paid, including expenses arising from the investigation. appraisal, adjustment. settlement or defense of such Claims paid under the policies reinsured hereunder, referral network fees, but not including office, administrative or overhead expenses of the Company, the Manager or any third party administrator of Claims hereunder or the salaries or expenses of their officials or other respective employees.

The Reinsurer shall have the right to participate in the adjustment of any Loss at their own expense or, subject to approval of the Company, initiate the adjustment of any Loss, again at their own expense.

ARTICLE XII-EXTRA CONTRACTUAL OBLIGATIONS

The Reinsurer shall participate in any loss in excess of policy limit, but otherwise within the terms of the Policy (hereinafter referred to as "loss in excess of policy limits") and any punitive or compensatory damages or statutory penalties or declaratory judgments (hereinafter referred to as "Extra Contractual Obligations"), which are awarded av,ainst the Company under the following circumstances:

The Company or its designated representative is required to notify the Reinsurer of any potential punitive or compensatory damages or statutory penalties or any impending claim likely to involve loss in excess of the policy limit as soon as practicable and such notification shall include a suggested course of action or inaction for the Reinsurer to review.

Payment of any loss in excess of policy limits or Extra Contractual Obligations will be shared by the Company and the Reinsurer, without monetary limitation, in proportion to their respective liability under this Agreement.

For purposes of this provision, the following definitions shall apply:

1.	"Punitive damages" are those damages awarded as a penalty, the amount of which is not governed, nor fixed by statute.

2.	"Statutory penalties" are those amounts which are awarded as a penalty but fixed in amount by statute.

3.	"Compensatory damages" are those amounts awarded to compensate for the actual damages sustained, and are not awarded as a penalty or fixed in amount by statue.

An Extra Contractual Obligation shall be deemed to have occurred on the same date as the Loss covered or alleged to be covered under the Policy.

Notwithstanding anything stated herein, this Agreement shall not apply to any loss in excess of policy limits awarded or Extra Contractual Obligation incurred by the Company as a result of any fraudulent and/or criminal act by any officer, director, employee, or agent of the Company acting individually or collectively.

Recoveries from any form of insurance or reinsurance maintained by the Company against claims which are the subject matter of this Article shall inure to the benefit of the Company.

ARTICLE XIII -REINSURER SECURITY

If the Reinsurer does not qualify for full credit by the regulatory authorities having jurisdiction over the Company, the Reinsurer shall provide the Company with the following security for obligations under this Agreement:

1.
Clean, irrevocable and unconditional letters of credit issued and confirmed, if confirmation is required by the insurance regulatory authorities involved, by a bank or banks meeting the NAIC Securities Valuation Office credit standards for issuers ofletters of credit and acceptable to said insurance regulatory authorities; and/or

2.	Cash advances; and/or

3.	Funds withheld (to include the amount, ifany, held in the claims fund); and/or

4.	Any other security acceptable to the insurance regulatory authorities having jurisdiction over the Company's reserves.

With regard to funding in whole or in part by letters of credit, it is agreed that each letter of credit will be in a form acceptable to insurance regulatory authorities involved, will be issued for a term of at least one year and will include an "evergreen clause;" which automatically extends the term for at least one additional year at each expiration date unless written notice of non-renewal is given to the Company not less than sixty (60) days prior to said expiration date.

The Reinsurer and the Company further agree, notwithstanding anything to the contrary in this Agreement, that said letters of credit may be drawn upon by the Company or its successors in interest at any time, without diminution because of the insolvency of the Reinsurer or the separate Trust agreement:
(i)	To reimburse the Company for the Reinsurer's obligations, the payment of which is due under the terms of this Reinsurance Agreement and which had not been otherwise paid;
(ii)	To reimburse itself for the Reinsurer's share of any other amounts claimed to be due hereunder, unless paid in cash by the Reinsurer;
(iii)
To fund a cash account in an amount equal to the Reinsurer's obligations if said letter of credit has not been renewed or replaced by the Reinsurer 10 days prior to its expiration date. Such cash deposit shall be held in an interest bearing account separate from the Company's other assets and the interest thereon not in excess of the prime rate shall accrue to the benefit of the Reinsurer;

(iv)	To refund to the Reinsurer any sum in excess of the actual amount required to fund the Reinsurer's obligations if so requested by the Reinsurer.

In the event the amount drawn by the Company on any letter of credit is in excess of the actual amount determined to be due, the Company shall promptly return to the Reinsurer the excess amount so drawn.

The Company will report to the Reinsurer at the end of each quarter and after the end of each calendar year, the balance of credit needed by the Company to secure the Reinsurer's obligation as of the statement date. The Reinsurer shall, within (thirty) 30 days after receipt of such notice, secure delivery to the Company of an amendment to the letter of credit increasing the amount of credit necessary. If Reinsurer does not secure required amendment to the letter of credit, the Company may withhold monies due to the Reinsures until such amount plus the current letter of credit equals the required security by the Company.

The Reinsurer shall post a letter of credit for the benefit of the Company in the amount equal to the amount required in the Claims and Reserve Account to cover all reserves, including, but not limited to, claim reserves, deficit reserves, contract reserves, IBNR, and all other reserves required by any governmental entity, regulatory body and/or are required for the financial security of the Company. The Company shall provide documented evidence of the amount of security required.

Federal Excise Tax

The Reinsurer shall be responsible for payment of all Federal Excise Tax required under the Internal Revenue Code, to the extent premium under this Agreement is subject to Federal Excise Tax.

ARTICLE XIV- OFFSET

The Company and/or the Reinsurer shall have, and may exercise at its discretion at any time, the right to offset any balance or balances, whether on account of premiums, on account of Losses or any other justified claim for offset, due from one party to the other under the terms of this Agreement. However, in the event of the insolvency of any party to this Agreement, offset shall only be allowed in accordance with the statutes and/or regulations of the state having jurisdiction over the insolvency.

ARTICLE XV- TERRITORY

The territorial limits of the Agreement shall be identical with those of the Company's Policies.

ARTICLE XVI-ERRORS AND OMISSIONS

Inadvertent delays, errors or omissions made in connection with this Agreement or any transaction hereunder shall not relieve either party from any liability which would have attached had such delay, error or omission not occurred, provided always that such delay, error or omission will be rectified as soon as possible after discovery.

ARTICLE XVII-ACCESS TO RECORDS

Both parties shall place at the disposal of the other for inspection, through its authorized representatives, at all reasonable times with reasonable notice under circumstances during the term of this Agreement and thereafter any records, books or documents kept by either party relating to or affecting the reinsurance provided hereunder and all Claims made in connection therewith.

ARTICLE XVIII- FEDERAL AND STATE MANDATE

In the event any provision of this Agreement is deemed by the Company to be in conflict with any federal or state regulations, statute or code, the provision in question will automatically be modified to be in compliance and any such modification will become part of the Agreement. The Company will notify the Reinsurer within ten (10) days of any such modifications.

ARTICLE XIX-NOTICES

All official notices, requests, and demands required hereunder must be in writing and shall be deemed to have been duly given if delivered by hand or mailed by first class, nationally recognized overnight delivery service, or registered mail, return receipt requested:

1.      If to the Company:

William M. Buchanan

Unified Life Insurance Company

7201 W. 129th Street, Suite 300

Overland Park, KS 66213

2.      If to the Reinsurer:

Jack Brier

US Alliance Life and Security Company

4123 SW Gage Center Drive, Suite 240

Topeka, KS 66604

This requirement shall not apply to communication made between the parties regarding operational and administrative matters relating to the Policies covered under this Agreement.

ARTICLE XX-WAIVER

Waiver of a breach of any provision of this Agreement shall not be deemed a waiver of any other breach of the same or different provision.

ARTICLE XXI-INSOLVENCY

Company Insolvency

In the event of the insolvency of the Company, this reinsurance shall be payable directly to the Company, its liquidator, receiver, conservator or statutory successor on the basis of the liability of the Company without diminution because of the insolvency of the Company or because the liquidator, receiver, conservator or statutory successor of the Company has failed to pay all or a portion of any claim. It is agreed. however, that the liquidator. receiver, conservator or statutory successor of the Company shall give written notice to the Reinsurers of the pendency of a claim against the Company indicating the Policy or reinsurance which claim would involve a possible liability on the part of the Reinsurer(s) within a reasonable time after that claim is filed in the conservation or liquidation proceeding or in the receivership, and that during the pendency of that claim, the Reinsurer(s) may investigate that claim and interpose, at their own expense, in the proceeding where that claim is to be adjudicated any defense(s) they may deem available to the Company or its liquidator, receiver. conservator or statutory successor. This expense incurred by the Reinsurer(s) shall be chargeable, subject to court approval, against the Company as part of the expense of conservation of liquidation to the extent of a pro rata share of the benefit which may accrue to the Company solely as a result of the defense undertaken by the Reinsurer(s).

When two or more Reinsurers are involved in the same claim and a majority in interest elects to interpose a defense or defenses to that claim, the expense shall be apportioned in accordance with the terms of the Agreement as though that expense had been incurred by the Company.

This insolvency clause shall not preclude the Reinsurer(s) from asserting any excuse or defense to payment of reinsurance other than the excuses or defenses on thee insolvency of the Company and the failure of the Company's liquidator, receiver, conservator or statutory successor to pay all or a portion of any claim.

Reinsurer Insolvency

In the event of the insolvency, bankruptcy. receivership, conservation, rehabilitation or dissolution of one or more Reinsurer, the Company may retain all or any portion of any amount then due the Reinsurer(s) or which may become due to the Reinsurer(s) under this Agreement and use such amounts for the purposes of paying any and all liabilities of the Reinsurer(s) incurred under this Agreement. When all such liability hereunder has been discharged, the Company shall pay the Reinsurer. its liquidator, receiver, conservator or statutory successor the balance of such amounts withheld.

If the Reinsurer is unauthorized in the State of Kansas, the Reinsurer hereby agrees to voluntarily submit to the jurisdiction of an alternate dispute resolution panel or court of competent jurisdiction within the United States and or the State of Kansas and further agrees to comply with all requirements necessary to give that panel or court jurisdiction. The Reinsurer hereby warrants that it has designated an agent upon whom service of process may be affected and agrees to abide by the final decision of the panel or court.

ARTICLE XXII-ARBITRATION

In the event of any dispute between the Reinsurer (or its successor in interest) and the Company (or its successors in interest), arising out of or relating to this Agreement, such dispute shall be submitted to arbitration in the manner set forth below.

One arbitrator shall be chosen by the Company, the other by the Reinsurer, and an Umpire shall be chosen by the two arbitrators before they enter upon arbitration. all of whom shall be active or retired disinterested executive officers of I ife or h ea I t h insurance or reinsurance companies. In the event that either party should fail to choose an arbitrator within thirty (30) days following a written request by the other party to do so, the requesting party may choose two arbitrators who shall in turn choose an Umpire before entering upon arbitration. If the two arbitrators fail to agree upon the selection of an Umpire within thirty (30) days following their appointment, each arbitrator shall nominate three candidates within ten (10) days thereafter. two of whom the other shall decline, and the decision shall be made by drawing lots.

The arbitrators shall consider this agreement as an honorable engagement rather than merely a legal obligation and they are relieved of all judicial formalities and may abstain from following the strict rules of law. The panel shall make its decision in light of custom and practice in the insurance and reinsurance business. The majority decision of the arbitrators shall be final and binding on both parties. Judgment upon the final decision of the arbitrators may be entered in any court of competent jurisdiction.

If more than one Reinsurer is involved in the same dispute, all such Reinsurers shall constitute and act as one party for purposes of this Article and communications shall be made by the Company to each of the Reinsurers constituting one party, provided, however, that nothing herein shall impair the rights of such reinsurer to assert several, rather than joint, defenses or claims, nor be construed as changing the liability of the reinsurer participating under the terms of this Agreement from several to joint.

Any arbitration proceedings shall take place at Overland Park, Kansas, with all proceedings pursuant hereto governed by the law of the State of Texas, unless otherwise agreed upon by the parties.

Each party shall pay the fee and expenses of its own arbitrator and equally bear the fee and expenses of the Umpire. All other expenses of the arbitration shall be equally divided between the parties. The panel may, at its discretion, award such other costs and expenses as it considers appropriate, including, but not limited to, attorney's fees, to the extent permitted by law.

This Article shall survive the expiration of this Agreement.

ARTICLE XXIII-CONTROLLING LAW

This Agreement shall be governed by and construed in accordance with the laws of the state of Texas.

ARTICLE XXIV-SEVERABLE TERMS

The invalidity or unenforceability of any terms or provision in this Agreement shall not affect the validity or enforceability of any other term or provision of the Agreement.

ARTICLE XXV-AUDIT

Upon written request of the Reinsurer or the Company, the Company shall appoint an Independent Auditor mutually agreed to conduct an audit of the Claims and/or underwriting relative to the policies, which are subject to this Agreement. Reinsurer agrees to pay its quota share percentage of the cost of such audits as well as its quota share percentage of the final Claim, if any. If any recoveries are made on the payment of Claims, such recoveries shall inure to the parties' proportionally.

ARTICLE XXVI-RESERVES

The Company shall establish the reserves for the Policies reinsured hereunder in accordance with its standard practice. The Reinsurer shall maintain it coinsurance share of the reserves so established and, upon written request from the Company, shall furnish to the Company evidence of such reserves.

ARTICLE XXVII -CONFIDENTIALITY

The parties acknowledge there may be portions of this Agreement. the Agreement prospectus, Policy forms, underwriting, rates, or the marketing package may contain confidential, proprietary information of the Company, Reinsurer, or other parties to be named. Each party shall maintain the confidentiality of such information concerning the other party or its business and shall not disclose it to any third person without prior approval; provided, however, that the parties may be required and it is permitted under this Agreement to disclose such information in answers to interrogatories, subpoenas or other legal/arbitration processes as well as to either party's Intermediaries, to the Reinsurer's retrocessionaires, and applicable intermediaries, or in response to requests by governmental and regulatory agencies. In addition, either party may disclose such information to its accountants and to its outside legal counsel as may be necessary.

The Reinsurer agrees it shall not underwrite a Group Medical Benefit program that is identical to the Policies in plan design, Policy provisions, rates and underwriting guidelines without the written prior approval of the Company.

ARTICLE XXVIII-ENTIRE AGREEMENT

This Agreement contains the entire understanding of the parties with respect to the subject matter hereof. It cannot be modified unless the parties agree in writing to do so. There are no restrictions, promises, warranties, covenants or undertakings with respect to such subject matter, other than those expressly set forth herein. This Agreement supersedes all prior agreements and understandings between the parties with respect to such subject matter.

ARTICLE XXIX-PRIVACY POLICY

The Company and the Reinsurer are aware of and in compliance with their responsibilities and obligations under the Gramm Leach Bliley Act of 1999 and the Health Insurance Portability and Accountability Act of 1996 (HIPAA), and Privacy Rules (45 CFR, Parts 160-164) and the applicable federal and state laws implementing the Acts. The Company and the Reinsurer will only use non-public personal information as permitted by law.

ARTICLE XXX-ORIGINAL CONDITIONS

All reinsurance falling under this Agreement shall be subject to the same terms, rates, conditions and waivers, and to the same modifications, alterations and terminations as the respective Policies, contracts and binders of the Company, subject to the limits, terms and conditions of this Agreement.

ARTICLE XXXI-INDEMNIFICATION

Reinsurer agrees to defend, indemnify, and hold harmless the Company, its predecessors, successors, assigns, directors, officers, employees, and agents from any and all claims, suits, actions, liabilities, losses, damages, attorneys' fees or costs which may be brought at any time in the future against the Company as a result of the Reinsurer's activities, including but not limited to, market conduct activities, the collection and distribution of premiums, the administration of the policies and any claims processing and adjudication. Reinsurer maintains the right to select its own counsel for defense of such matter, and maintains the right to reject counsel selected by the Company.

The Company agrees to defend, indemnify, and hold harmless the Reinsurer, its predecessors, successors, assigns, directors, officers, employees, and agents from any and all claims, suits, actions, liabilities, losses, damages, attorneys' fees or costs which may be brought at any time in the future against the Reinsurer as a result of the Company's activities, including but not limited to, market conduct activities, the collection and distribution of premiums, the administration of the policies and any claims processing and adjudication. The Company maintains the right to select its own counsel for defense of such matter, and maintains the right to reject counsel selected by the Reinsurer.

ARTICLE XXXII-AMENDMENT

This Agreement may be amended only by the mutual written consent of the parties.

ARTICLE XXXIII-EXECUTION

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives.

Signed for an on behalf of: UNIFIED LIFE INSURANCE COMPANY

In Johnson County, KS on this18th day of June, 2013.

THIS AGREEMENT CONTAINS AN ARBITRATION PROVISION WHICH MAY BE ENFORCED BY THE PARTIES.

By: /s/ William M. Buchanan

Title: President and Chairman of the Board

Signed for an on behalf of: US ALLIANCE LIFE AND SECURITY COMPANY

In Shawnee County, KS on this 19th day of June, 2013.

THIS AGREEMENT CONTAINS AN ARBITRATION PROVISION WHICH MAY BE ENFORCED BY THE PARTIES.

By: /s/ Jack H. Brier

Title: President

SCHEDULE A

Policy Form #:GRP BCA 2013 POL ("BeniComp Select") . GRP BCS 2013 POL

("Benicomp Advantage Cost Plus"), or any state version of GRP BCA 2013 POL and GRP BCS 2013 POL

Effective Date:                                                                           January 1, 2013

Reinsurer Quota Share Percentage:                                       20%

The Reinsurer shall allow the Company a Ceding Allowance for each Policy issued. Such Ceding Allowance shall equal the sum of all fees specified in the agreement between the Carrier and the Administrator, reduced by 2.1% of the monthly earned Gross Premium. The Ceding Allowance is not to exceed 8% of Gross Premium.

In addition to the Ceding Allowances above. the Reinsurer agrees to reimburse the Company a fee, referred to as Company Fee, in the amount of I% of the monthly earned Gross Premium, to be paid monthly. This Company Fee for subsequent Agreement Years is subject to adjustment by written mutual consent by Amendment.

The Company shall allow the Reinsurer return payment on return premiums at the same quota share percentage, with the exception of the Company Fee.

Reinsurer and the Company shall share in all actual assessments charged by any state in proportion to each party's liability under this Agreement in addition to the stated Ceding Allowance and Company Fee.